                                                                    EXHIBIT 10.6

                                                               EXECUTION VERSION
                                                               -----------------

                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------

      This Separation Agreement and General Release (hereinafter "Agreement") is hereby entered into this 2nd day of October 2000 between Corvis Corporation (hereinafter "the Company") and Glenn Falcao (hereinafter "Mr. Falcao"), who are collectively referred to herein as the "Parties."

      WHEREAS, the Parties now desire and agree to forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes without any admission of liability or finding or admission that any of Mr. Falcao's rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

      1. The Parties agree that Mr. Falcao's employment at the Company will terminate on October 2, 2000. The parties hereby confirm that Corvis' remaining obligation under the Employment Agreement dated July 22, 1999 are as follows and to the extent not set out below, Mr. Falcao waives all rights to performance of any remaining obligations of Corvis under such Employment Agreement:

      (a) The Company agrees that it will make monthly payments to Mr. Falcao in the amount of Thirteen Thousand Seven Hundred and Fifty Dollars ($13,750.00), less all lawful deductions, until the earlier to occur of: (a) October 2, 2001; or (b) Mr. Falcao's commencing full-time employment or a substantially full-time consulting position with another person or entity other than the Company prior to October 2, 2001. Mr. Falcao agrees that if he commences part-time employment or a part-time consulting position prior to October 2, 2001, the amount the Company is obligated to pay pursuant to this paragraph shall be reduced by the amounts Mr. Falcao earns from such part-time employment or from such part-time consulting position. The Company will make these monthly payments to Mr. Falcao on or before the last day of the respective month. The maximum Mr. Falcao can receive under this paragraph is One Hundred Sixty Five Thousand Dollars ($165,000.00), less all lawful deductions. The Company agrees to commence the payments in this Paragraph to Mr. Falcao after the expiration the seven (7) day revocation in paragraph 26 herein, but only if Mr. Falcao does not exercise his revocation rights under that paragraph 26. In the event Mr. Falcao exercises his revocation rights under paragraph 26, the Company has no obligation to make any payments to Mr. Falcao, including without limitation the payments under this paragraph.

      b. The Company further agrees to pay Mr. Falcao a total of Twenty Thousand Dollars ($20,000.00) in three monthly installments of $6,667.00, less all lawful deductions, as the unpaid portion of the signing bonus described in paragraph 2 of the July 22, 1999 Employment Agreement. The Company agrees to commence the payments in this Paragraph to Mr. Falcao after the expiration the seven (7) day revocation in paragraph 26herein, but only if Mr. Falcao does not exercise his revocation rights under that paragraph 26. In the event Mr. Falcao exercises his revocation rights under paragraph 26, the Company has no obligation to make any payments to Mr. Falcao, including without limitation the payment under this paragraph. The Company will make these monthly payments to Mr. Falcao on or before the last day of the respective month.

      c. The Company agrees that Mr. Falcao shall be entitled to participate in the Company's group hospitalization, health, dental care and life insurance plans until October 2, 2001, under the payment terms that applied to Mr. Falcao for those benefit plans as of October 1, 2000, and in accordance with the Company's policies for those benefits. Mr. Falcao recognizes that for purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, and the group health provisions of the Maryland Annotated Code, a "qualifying event" and "applicable change in status" occurs on October 2, 2001. The Company agrees to commence the benefits coverage in this Paragraph to Mr. Falcao after the expiration the seven (7) day revocation in paragraph 26 herein, but only if Mr. Falcao does not exercise his revocation rights under that paragraph 26. In the event Mr. Falcao exercises his revocation rights under paragraph 26, the "qualifying event" and "applicable change in status" occurs on October 2, 2000, and the Company has no obligation to make any payments to Mr. Falcao, including without limitation the benefits coverage under this paragraph.

      d. The Company shall continue to have the obligations to Mr. Falcao contained in the second and third paragraphs of paragraph 3 of the Employment Agreement

      2. Pursuant to the Stock Option Agreement between Mr. Falcao and the Company dated July 26, 1999, Mr. Falcao and the Company agree that Mr. Falcao has vested ownership pursuant to such Stock Option Agreement effective immediately after termination of his employment with the Company in a total of Two Million Thirty-Two Thousand (2,032,000) shares of common stock of the Company (herein "Shares"). The parties agree that pursuant to such Stock Option Agreement Mr. Falcao would be entitled to a higher number of shares but that Mr. Falcao waives all rights to such greater number of shares beyond the 2,032,000 Shares referenced in the preceding sentence. The Company will confirm this to the Stock Plan Administrator and Transfer Agent and work with Mr. Falcao to effect transfer of vested shares to Credit Suisse First Boston Corporation within three days after the date of this Agreement and previously unvested shares within seven days after the expiration the seven day revocation in paragraph 26 herein, but only if Mr. Falcao does not exercise his revocation rights under that paragraph 26. In the event Mr. Falcao exercises his revocation rights under paragraph 26, the Company has no obligation to make any payments or conveyances to Mr. Falcao, including without limitation the Shares under this paragraph. The Parties agree that Mr. Falcao's right to offer, pledge, contract, sell, hedge or otherwise dispose of the Shares conveyed to him under this paragraph will be governed by the Amended Lock-Up Agreement dated October __ 2000, which is attached hereto as Exhibit 1 and incorporated by reference. The parties agree that Mr. Falcao shall make no sale of shares of Corvis before 48 hours after the release of the press release announcing his departure from the Company which shall be made in accordance with paragraph 9.

      3. Mr. Falcao agrees and acknowledges that, except as provided in paragraphs 1 and 2 herein, the Company has no further obligations or liabilities of any kind to Mr. Falcao, and Mr. Falcao is not entitled to any other remuneration, compensation, right of indemnity, stock, or stock options from the Company. Mr. Falcao specifically agrees that, except as provided in paragraph 1 herein, he has no further rights and expressly waives any rights he might have under the July 22, 1999 Employment Agreement. Mr. Falcao specifically agrees that, except as provided in paragraph 2 herein, he has no further rights, and expressly waives any rights he might have under the June 30, 2000 Corvis Corporation Amended 1997 Stock Option Plan Non-Qualified Stock Option Agreement, under the July 26, 1999 Corvis Corporation Amended 1997 Stock Option Plan Incentive Stock Option Agreement or any other Company stock or stock option plan or agreement in place.

      4. Mr. Falcao waives any right to future employment with the Company or any of its parents, subsidiaries, affiliates, or successors.

Mr. Falcao further agrees never to apply for, seek, or pursue employment at the Company or any such related entities.

      5. Mr. Falcao agrees that upon the separation of his employment with the Company, he will surrender to the Company every item and every document that is the Company's property (including but not limited to keys, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of the Company. Mr. Falcao may, however, retain the Company's notebook computer he is currently using provided that the Company has been able to remove all proprietary information from it. He may also retain the mobile telephone and mobile telephone number he is currently using provided that he shall be responsible for all charges incurred after the effective date of this Agreement.

      6. Mr. Falcao hereby releases, discharges and acquits the Company, its subsidiaries and affiliates, and the Company's and its subsidiaries' and affiliates' agents, employees, stockholders, directors, officers, successors, attorneys and assigns (collectively "Releasees") from any and all claims, demands, liabilities or causes of action, known or unknown, against Releasees or any of them, which Mr. Falcao now owns or holds or will own or hold at any time in the future, by reason of any action, matter, cause or thing whatsoever arising from or relating to any act, occurrence, or transaction before the date of this Agreement or related to the termination of Mr. Falcao's employment with the Company or in any way related to the employment relationship between Mr. Falcao and the Company and/or arising out of the termination of that employment or relationship, including but not limited to, any and all claims pursuant under the Age Discrimination In Employment Act (29 U.S.C. (S)(S) 626 et seq., ("ADEA")), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. (S)(S) 2000e et seq.), the Americans With Disabilities Act (42 U.S.C.
(S)(S) 12101 et seq.), and any other applicable law, statute, code or ordinance. It is the intention of Mr. Falcao in executing this Agreement that this General Release provided for herein shall be effective as a bar to each and every claim, demand and cause of action, and shall extend to claims that Mr. Falcao does not know or suspect to exist in his favor at the time of executing this Agreement, which if known by Mr. Falcao might have materially affected his entering into this Agreement. Mr. Falcao acknowledges that he is aware that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and Mr. Falcao agrees that this Agreement shall be and remain in effect in all respects as a complete General Release notwithstanding any such different or additional facts.

      7. Mr. Falcao agrees not to make or file any lawsuits, complaints, or other proceedings against the Company or to join in any such lawsuits, complaints, or other proceedings against the Company, or any other person or entity specified in the preceding Paragraph, concerning any matter that arose prior to the date of this Agreement. Mr. Falcao further agrees that, as to any such lawsuits, complaints, or other proceedings that have already been made or filed by or on behalf of Mr. Falcao, Mr. Falcao agrees to immediately dismiss with prejudice all such lawsuits. Mr. Falcao further agrees and covenants not to assist or encourage others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other person or entity specified in the preceding Paragraph.

      8. The Company agrees that, in consideration of the consideration described above, it will, and hereby does, forever and irrevocably release and discharge Mr. Falcao from any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which it now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation Mr. Falcao's employment or separation of employment. This is a General Release.

      9. The Parties agree to announce the separation of Mr. Falcao from the Company through the press release attached as Exhibit 2. Mr. Falcao and the Company agree to make such press release on Tuesday, October 10, 2000.

      10. Mr. Falcao acknowledges the adequacy of the above-described consideration and payments from the Company and agrees that he is not otherwise entitled to the above-described consideration and payments from the Company.

      11. Mr. Falcao acknowledges and stipulates that all of the Company's electronic and telephonic communication systems, computers and other business equipment including, but not limited to, computer systems, data bases, phone mail, modems, e-mail, Internet access, Web sites, fax machines, techniques, processes, formulas, mask works, source codes, programs, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers and optical character recognition devices, and any and all components, devices, techniques or circuitry incorporated in any of the above and similar business devices (herein collectively referred to as "Electronic Equipment"), are the sole property of the Company, and that any information transmitted by, received from, or stored in such Electronic

Equipment is also the Company's property. Mr. Falcao agrees that, after his separation of employment from the Company, he shall not, directly or indirectly, for himself or for any other person or entity, use, access, copy, or retrieve, or attempt to use, access, copy, or retrieve, any of the Company's Electronic Equipment or any information on the Company's Equipment.

      12. Mr. Falcao acknowledges, represents and agrees that he continues to be bound by all the covenants, terms and provisions in paragraph 6 of his July 22, 1999 Employment Agreement which is attached hereto as Exhibit 3 and is incorporated by reference. Mr. Falcao further agrees that for a period of 18 months after the effective date of this Agreement, he will not: (a) on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person, company, partnership, business group, venturer or entity directly engage or attempt to engage in the business of providing goods or services the same as or materially similar to the goods or services of the Company as offered as of October 2, 2000 (which includes all Corvis products, whether commercially available or not, set out in the Company's final prospectus relating to its IPO, the edge switch currently under development by the Baylight group within Corvis and the transmission products under development by the Corvis Algety subsidiary in France); or (b) on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person, company, partnership, business group, venturer or entity, directly or indirectly, be employed by, work for, provide services to, consult for or otherwise be associated with any of the following entities or their subsidiaries or affiliates: Ciena Corporation, Nortel Networks, Lucent Technologies, Alcatel, Sycamore Networks, Cisco Systems, Marconi or Siemens. The parties agree that in the event the Company experiences a change of control event where the acquiror is one of the entities named in (b) above, the obligations contained in the preceding sentence shall expire one year after the effective date of this Agreement or, if later, upon the consummation of such change of control event.. The parties further agree that in the event the Company experiences a change of control event where the acquiror is an entity not named in (b) above, the obligations contained in the second sentence of this paragraph shall expire six months after consummation of such change of control event. Change of control event shall mean the sale by the Company of shares representing more than 50% of the voting power of the Company or a change in the identity of a majority of the directors of the Company due to (i) a proxy contest or (ii) any unsolicited tender, exchange or other purchase offer.

      13. It is the intention of the Parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be unenforceable, the Parties agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it enforceable without affecting the rest of this Agreement, and, if such reduction is not allowed by law, the Parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The Parties agree that the invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

      14. The Parties agree that any breach by Mr. Falcao of any of the provisions contained in paragraph 12 of this Agreement will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Agreement by Mr. Falcao, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, liquidated damages in the amount of $10 million in the event the breach involves any company named in clause (b) of paragraph 12, and the Company is entitled to recover from Mr. Falcao the costs and attorneys' fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to receive money damages.

      15. Mr. Falcao acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content. The Parties agree that the failure of the Company to enforce any term of this Agreement (or any agreement with any other person) shall not constitute a waiver of the Company's rights or deprive the Company of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver by the Company of any breach of this Agreement constitute a waiver of any preceding or succeeding breach, nor shall the passage of any amount of time after the Company becomes aware of a breach of this Agreement constitute a waiver of its rights to enforcement. No waiver of a right under this Agreement shall be binding on the Company unless expressly made in writing and signed by the President of the Company.

      16. Mr. Falcao agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the Company under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

      17. Mr. Falcao agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Falcao a prevailing party for any reason, including but not limited to an award of attorney's fees, expenses or costs under any statute or otherwise.

      18. Mr. Falcao represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein, and that any such claim is not assignable or transferable.

      19. The Parties agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Falcao and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company.

      20. Mr. Falcao acknowledges, represents and agrees that he continues to be bound by the Secured Promissory Note dated August 11, 1999 in the amount of One Million Two Hundred and Twenty-Four Thousand Dollars ($1,224,000.00) (herein "August 11, 1999 Secured Promissory Note") which is attached hereto as Exhibit 4 and incorporated by reference. Mr. Falcao agrees to execute and be bound by the Proprietary Information and Inventions Agreement (herein "October 2, 2000 Proprietary Information and Inventions Agreement") that is attached hereto as
Exhibit 5 and is incorporated by reference.

      21. The Parties agree that this Agreement, Paragraph 6 of the July 22, 1999 Employment Agreement which is attached hereto as Exhibit 3, the October __ 2000 Amended Lock-Up Agreement which is attached hereto as Exhibit 1, the August 11, 1999 Secured Promissory Note which is attached hereto as Exhibit 4, and the October 2, 2000 Proprietary Information and Inventions Agreement which is attached hereto as Exhibit 5, contain and comprise the entire agreement and understanding of the Parties, that there are no additional promises or terms between the Parties, and all other discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. This Agreement may be modified only by a written instrument signed by Mr. Falcao and the President and Chief Executive Officer of the Company.

      22. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of Maryland and, if the jurisdictional prerequisites exist, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement.

      23. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

      24. Mr. Falcao represents that he has read this Agreement, that he understands all of its terms, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of the Company's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect.

      25. Mr. Falcao understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was September 28, 2000, to consider his decision to sign it, and that he may unilaterally waive this period at his election. Mr. Falcao's signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Falcao expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will. Mr. Falcao understands that he is not waiving any claims that may arise after the date of this Agreement.

      26. Mr. Falcao acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision as of this Agreement are independently supported by adequate consideration and are fully enforceable. Mr. Falcao expressly agrees that, in order to be effective, his revocation pursuant to this Paragraph must be in writing and must actually be received by Kim Larsen, Senior Vice President and General Counsel of Corvis, before 5:00 p.m. on the seventh day following Mr. Falcao's execution of this Agreement.

      27. Mr. Falcao acknowledges that he has been advised to consult with an attorney prior to signing this Agreement and that he has in fact consulted with an attorney of his choice prior to executing this Agreement.

      28. The Company and Mr. Falcao agree for themselves, their respective directors, officers and their agents and representatives, in each case acting under specific directions, to refrain from uttering or publishing to any third party by oral, written or electronic statements or comments any derogatory remarks which disparage or defame the business or personal reputation of the Company or Mr. Falcao.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.



------------------------------------          ----------------------------------
Glenn Falcao                                                Date


CORVIS CORPORATION


-----------------------------------           ----------------------------------
David R. Huber, President and                               Date
CEO